		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Six months ended June 30, 2001
GE except GECS
Earnings (a)		$9,238
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(1,872)
Plus:	Interest and other financial
	charges included in expense	370
	One-third of rental expense (c)	101

Adjusted "earnings"		$7,837

Fixed Charges:
	Interest and other financial charges	$370
	Interest capitalized	4
	One-third of rental expense (c)	101

Total fixed charges		$475

Ratio of earnings to fixed charges		16.50

General Electric Company and consolidated affiliates
Earnings (a)		$10,153
Plus:	Interest and other financial charges
	included in expense	5,856
	One-third of rental expense (c)	258

Adjusted "earnings"		$16,267

Fixed Charges:
	Interest and other financial charges	$5,856
	Interest capitalized	60
	One-third of rental expense (c)	258

Total fixed charges		$6,174

Ratio of earnings to fixed charges		2.63

(a)	Earnings before income taxes, minority interest and cumulative effect of changes in accounting principle.
(b)	Earnings after income taxes, net of dividends, and before cumulative effect of changes in accounting principle.
(c)	Considered to be representative of interest factor in rental expense.